EXHIBIT 2.3

SECOND AMENDMENT TO

ARRANGEMENT AGREEMENT

This Second Amendment to Arrangement Agreement (this "Amendment") is made and entered into as of August 15, 2008, by and between Sonus Pharmaceuticals, Inc. a Delaware corporation ("Sonus"), and OncoGenex Technologies Inc., a corporation organized pursuant to the Canada Business Corporations Act ("OncoGenex"). Sonus and OncoGenex are sometimes referred to herein as the "Parties."

RECITALS

A.        The Parties entered into an Arrangement Agreement dated as of May 27, 2008 (the "Original Agreement").

B.        Pursuant to Section 7.1 of the Original Agreement, the Original Agreement may be amended from time to time by mutual written agreement of the Parties.

C.        The Parties entered into a First Amendment to Arrangement Agreement made as of August 11, 2008 (the "First Amendment") amending the Original Agreement (the Original Agreement as amended by the First Amendment is hereinafter referred to as the "Agreement").

D.        The Parties have decided to further amend the Original Agreement by amending certain provisions of the Agreement as set forth in this Amendment.

E.        OncoGenex has obtained the requisite consent of its securityholders to authorize OncoGenex to enter into this Amendment.

AGREEMENT

Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

1.	Section 1.1 of the Plan of Arrangement is hereby amended by:
(i)	deleting the reference to "US$165,519" in the definition of "BC Advantage Debenture" and replacing it with "US$161,519";

(ii)	deleting the reference to "4,334,481" in the definition of "Other Debenture Exchange Ratio" and replacing it with "4,338,481"; and

(iii)	deleting the reference to "US$4,334,481" in the definition of "Other Debentures" and replacing it with "US$4,338,481".

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2.	Miscellaneous

(a)       Effect of Amendment. The provisions of this Amendment are hereby incorporated into and made part of the Agreement. Except as amended by this Amendment, all of the provisions of the Agreement shall continue in full force and effect.

(b)       Definitions. Unless otherwise defined in this Amendment, capitalized terms have the meanings given in the Agreement.

(c)       Entire Agreement. The Agreement (including the documents and the instruments referred to therein) and this Amendment constitute the entire agreement among the parties and supersede all prior agreements, understandings and representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

(d)       Counterparts. This Amendment may be executed in counterparts, which shall constitute one and the same instrument. The parties may execute more than one copy of this Amendment, each of which shall constitute an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Arrangement Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SONUS PHARMACEUTICALS, INC. /s/ Alan Fuhrman By: Alan Fuhrman Its: CFO

ONCOGENEX TECHNOLOGIES INC. /s/ Scott Cormack By: Scott Cormack Its: President and CEO

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